Exhibit 9

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of the 10th day of March, 2017 (the “Grant Date”) by and between Long Island Iced Tea Corp., a Delaware corporation (the “Company”), and Philip Thomas (“Employee”).

WHEREAS, pursuant to the terms of the Company’s 2015 Long-Term Incentive Equity Plan (the “Plan”), in accordance with that certain Amended and Restated Employment Agreement (“Employment Agreement”), dated as of March 10, 2017, between the Company and the Employee, the Compensation Committee of the Board of Directors of the Company (the “Board”) authorized the grant to the Employee of an option (the “Option”) to purchase an aggregate of 75,000 shares of the authorized but unissued common stock of the Company, $.0001 par value (“Common Stock”), conditioned upon the Employee’s acceptance thereof upon the terms and conditions set forth in this Agreement and subject to the terms of the Plan (capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan); and

WHEREAS, the Employee desires to acquire the Option on the terms and conditions set forth in this Agreement and subject to the terms of the Plan;

IT IS AGREED:

1.       Grant of Stock Option. The Company hereby grants to the Employee the right and option to purchase all or any part of an aggregate of 75,000 shares of the Common Stock (the “Option Shares”) on the terms and conditions set forth herein and in the Plan.

2.       Non-Incentive Stock Option. The Option represented hereby is not intended to be an Option that qualifies as an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended.

3.       Exercise Price. The exercise price (the “Exercise Price”) of the Option is $4.50 per share, subject to adjustment as hereinafter provided.

4.       Exercisability. Subject to the terms and conditions of this Agreement, this Option shall become exercisable as follows: (i) on the Grant Date, the right to purchase one-third (1/3) of the Option Shares shall be exercisable, and (ii) on each of the first and second anniversary of the Grant Date, the right to purchase an additional one-third (1/3) of the Option Shares shall be exercisable. After a portion of the Option becomes exercisable, it shall remain exercisable except as otherwise provided herein, until the close of business on the day that is five years from the Grant Date (the “Exercise Period”).

5.       Effect of Termination of Employment.

5.1.       Termination Due to Death. If Employee’s employment by the Company or any of its Subsidiaries terminates by reason of death, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Employee under the will of the Employee, for a period of one year from the date of such death or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option not yet exercisable as of the date of death, if any, shall immediately expire.

5.2.       Termination Due to Disability. If Employee’s employment by the Company or any of its Subsidiaries terminates by reason of Disability, the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by the Employee or legal representative for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option not yet exercisable as of the date of Disability, if any, shall immediately expire.

5.3.       Termination Due to Retirement. If Employee’s employment by the Company or any of its Subsidiaries terminates due to Normal Retirement, then the portion of the Option that was exercisable as of the date of termination of employment may be exercised for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option not yet exercisable on the date of termination of employment, if any, shall immediately expire.

5.4.       Termination by the Company Without Cause or by Employee for Good Reason. If Employee’s employment by the Company or any of its Subsidiaries is terminated by the Company or such Subsidiary without “Cause” (as defined in the Employment Agreement) or by Employee for “Good Reason” (as defined in the Employment Agreement), then the Option immediately shall become exercisable as to all of the Option Shares and may be exercised for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever is shorter.

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5.5.       Other Termination.

5.5.1.       If Employee’s employment is terminated for any reason other than (i) death, (ii) Disability, (iii) Normal Retirement, or (iv) without Cause by the Company or for Good Reason by Employee, the Option shall expire on the date of termination of employment.

5.5.2.       In the event the Employee’s employment is terminated by the Company for Cause, the Committee, in its sole discretion, may annul any award granted hereunder and require the Employee to return to the Company the economic benefit of any Option Shares purchased hereunder by the Employee within the 6 month period prior to the date of termination. In such event, the Employee hereby agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Option Shares on the date of termination (or the sales price of such Shares if the Option Shares were sold during such 6 month period) and the Exercise Price of such Shares.

5.6.       Competing With the Company. If Employee’s employment with the Company or a Subsidiary is terminated for any reason whatsoever and within 12 months after the date thereof such Employee either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or any of its Subsidiaries, (ii) solicits any customers or employees of the Company or any of its Subsidiaries to do business with or render services to the Holder or any business with which the Employee becomes affiliated or to which the Employee renders services or (iii) uses or discloses to anyone outside the Company any confidential information or material of the Company or any of its Subsidiaries in violation of the Company’s policies or any agreement between the Employee and the Company or any of its Subsidiaries, the Committee, in its sole discretion, may require the Employee to return to the Company the economic value of any award that was realized or obtained by such Employee at any time during the period beginning on the date that is 6 months prior to the date such Employee’s employment is terminated; provided, however, that if Employee is a resident of the State of California, such right must be exercised by the Company for cash within six months after the date of termination of Employee’s service to the Company or within six months after exercise of the Option, whichever is later. In such event, Employee agrees to remit the economic value to the Company in accordance with Section 5.5.2.

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6.       Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of the Employee for Federal income tax purposes with respect to the Option, the Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, the minimum amount of any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount (“Withholding Tax”). The obligations of the Company pursuant to this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct the minimum amount of any Withholding Taxes from any payment of any kind otherwise due to the Employee from the Company.

7.       Adjustments. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a common stock split, or reverse split, common stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the grant of the Option, the Committee shall determine, in its sole discretion, whether such change equitably requires an adjustment in the terms of this Option. Any such adjustments will be made by the Committee, whose determination will be final, binding and conclusive.

8.       Method of Exercise.

8.1.       Notice to the Company. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice and of the Withholding Taxes, if any.

8.2.       Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Employee as soon as practicable after payment therefor.

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8.3.       Payment of Purchase Price.

8.3.1.       Cash Payment. The Employee shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

8.3.2.       Cashless Payment.

8.3.2.1.       Stock Payment. Provided that prior approval of the Committee has been obtained, the Employee may use Common Stock of the Company owned by him to pay the purchase price for the Option Shares by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value.

8.3.2.2.       Broker-Assisted Payment. Provided that prior approval of the Committee has been obtained, the Employee may to elect to pay the purchase price for the Option Shares by irrevocably authorizing a third party to sell the Options Shares (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the such purchase price.

8.3.3.       Payment of Withholding Tax. Any required Withholding Tax may be paid in cash or with Common Stock in accordance with Sections 8.3.1 and 8.3.2.

8.3.4.       Exchange Act Compliance. Notwithstanding the foregoing, the Company shall have the right to reject payment in the form of Common Stock if in the opinion of counsel for the Company, (i) it could result in an event of “recapture” under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) such shares of Common Stock may not be sold or transferred to the Company; or (iii) such transfer could create legal difficulties for the Company.

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9.       Transfer. Except as may be set forth in the next sentence of this Section, the Option shall not be transferable by the Employee other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Employee’s lifetime, only by the Employee (or, to the extent of legal incapacity or incompetency, the Employee’s guardian or legal representative). Notwithstanding the foregoing, the Employee, with the approval of the Committee, may transfer all or a portion of the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Employee’s “Immediate Family” (as defined below), or (ii) to an entity in which the Employee and/or members of Employee’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Employee) control the management of the assets.

10.       Company Representations. The Company hereby represents and warrants to the Employee that:

10.1.       the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

10.2.       the Option Shares, when issued and delivered by the Company to the Employee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

11.       Employee Representations. The Employee hereby represents and warrants to the Company that:

11.1.       he is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof;

11.2.       he has received a copy of the Plan as in effect as of the date of this Agreement;

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11.3.       he has received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act, and all reports issued by the Company to its stockholders, within the last 24 months or such shorter period that the Company has been required to file reports under the Exchange Act;

11.4.       he understands that he is subject to the Company’s Insider Trading Policy and has received a copy of such policy as of the date of this Agreement;

11.5.       he understands that he must bear the economic risk of the investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933, as amended (the “1933 Act”), or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

11.6.       in his position with the Company, he has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to Section 11.3 above;

11.7.       he is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein; and

11.8.       if, at the time of issuance of the Option Shares, the issuance of such shares have not been registered under the 1933 Act, the certificates evidencing the Option Shares shall bear the following legends:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

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“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement dated as of March 10, 2017, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

12.       Restriction on Transfer of Option Shares. Anything in this Agreement to the contrary notwithstanding, the Employee hereby agrees that he shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him unless (i) the Option Shares are registered under the 1933 Act, or in the event that they are not so registered, an exemption from the 1933 Act registration requirements is available thereunder and the Employee has furnished the Company with notice of such proposed transfer and the Company’s legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt, and (ii) such transfer is in compliance with the Company’s Insider Trading Policy, as in effect at such time.

13.       Miscellaneous.

13.1.       Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier to the parties at their respective addresses set forth herein, or to such other address as either party shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

13.2.       Conflicts with the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

13.3.       Employee and Stockholder Rights. The Employee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option. Nothing contained in this Agreement shall be deemed to confer upon Employee any right to continued employment with the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the Company to terminate Employee in accordance with the provisions regarding such termination set forth in the Employment Agreement.

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13.4.       Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

13.5.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by the Employee and the Company.

13.6.       Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

13.7.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

13.8.       Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above:

LONG ISLAND ICED TEA CORP.

By:
Name:
Title:

EMPLOYEE:

EXHIBIT A

FORM OF NOTICE OF EXERCISE OF OPTION

DATE

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, NY 11801

Attention: Chief Accounting Officer

Re:	Purchase of Option Shares

Ladies and Gentlemen:

In accordance with my stock option agreement (the “Stock Option Agreement”), dated as of March 10, 2017, with Long Island Iced Tea Corp. (“Company”), I hereby irrevocably elect to exercise the right to purchase _____________ shares of the Company’s common stock, par value $.0001 per share (“Common Stock”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Stock Option Agreement.

As payment for my Option Shares and/or any applicable Withholding Tax, enclosed is (check and complete applicable boxes):

[ ]	a [ ] personal check or ☐certified check or ☐ bank check payable to the order of “Long Island Iced Tea Corp.” in the sum of $_____________;

[ ]	confirmation of wire transfer in the amount of $_____________;

[ ]	with the consent of the Company, a certificate for _____________ shares of the Company’s Common Stock, free and clear of any encumbrances, duly endorsed, having a Fair Market Value of $_____________; and/or

[ ]	with the consent of the Company, a copy of irrevocable instructions authorizing and directing a third party to sell the Options Shares (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay such purchase price.

I hereby represent and warrant to, and agree with, the Company that:

(i)	I am acquiring the Option Shares for my own account, for investment, and not with a view towards the distribution thereof;

(ii)	I have received a copy of the Plan and all reports and documents required to be filed by the Company with the Commission pursuant to the Exchange Act, and all reports issued by the Company to its stockholders, within the last 24 months or such shorter period that the Company has been required to file reports under the Exchange Act;

(iii)	I understand that I must bear the economic risk of the investment in the Option Shares, which cannot be sold by me unless they are registered under the 1933 Act or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

(iv)	I agree that I will not sell, transfer by any means or otherwise dispose of the Option Shares acquired by me hereby except in accordance with Company’s Insider Trading Policy;

(v)	in my position with the Company, I have had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (ii) above;

(vi)	my rights with respect to the Option Shares shall, in all respects, be subject to the terms and conditions of the Stock Option Agreement.

(vii)	I am aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein; and

(viii)	if, at the time of issuance of the Option Shares, the issuance of such shares have not been registered under the 1933 Act, the certificates evidencing the Option Shares shall bear the following legends:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement dated as of March 10, 2017, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

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Kindly forward to me my certificate at your earliest convenience.

Very truly yours,

(Address)	(Signature)

(Print Name)	(Address)

(Social Security Number)

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